Exhibit (a)(1)(v)

[Form of Follow-Up E-mail]

To:	[Eligible Emmis Communications Corporation Employees who have not yet tendered]

From:	Scott Enright, Executive Vice President, General Counsel and Secretary

Date:            , 2013

There [are] [is] less than [three weeks][two weeks][one week] [two days] [one day] left for you to elect to exchange your stock options under Emmis’ Offer to Exchange.

If you wish to participate in this Offer, you must call Merrill Lynch at one of the numbers listed below NO LATER THAN 4:30 P.M., Eastern Standard Time, on Friday, February 15, 2013, unless this Offer is extended. If you elect to participate, please ensure that you receive a confirmation from us after you submit your election form.

If you have questions about the Offer to Exchange, please call Merrill Lynch at (317) 848-5545 or (800) 717-6703 at any time Monday through Friday from 8:00 a.m. through 4:30 p.m.

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